Exhibit 10.6

MACHINES OPERATION

AND PARTICIPATION AGREEMENT

(in respect of the former Chinese Restaurant area within NagaWorld)

This AGREEMENT is entered into on 25 July 2009 and executed by and between:

ELIXIR Gaming Technologies (Hong KONG) LIMITED, a company incorporated in Hong Kong, with correspondence address at Unit 2B, 29/F., The Centrium, 60 Wyndham Street, Central, Hong Kong (“Elixir”);

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ELIXIR GAMING TECHNOLOGIES, INC., a company incorporated in Nevada, with registered office at 6650 Via Austi Parkway, Suite 170, Las Vegas, Nevada, 89119, United States of America (the “Guarantor”);

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NAGAWORLD LIMITED, a company incorporated in Hong Kong, with correspondence address at Nagaworld, Hun Sen garden, Phnom Penh Cambodia (the “VENUE OWNER”).

WITNESSETH

WHEREAS :

(A)	ELIXIR is a provider of gaming technology, products and related services;

(B)	the VENUE OWNER is the holder of the valid gaming license (“Gaming License”) granted by the applicable governmental authorities for operating gaming business at NagaWorld in Cambodia, a hotel casino complex owned by the VENUE OWNER (“NagaWorld”);

(C)	The Guarantor is the holding company of ELIXIR and whose shares are listed and traded on the New York Stock Exchange. In consideration of the VENUE OWNER agreeing to enter into this Agreement, the Guarantor agrees to guarantee to the VENUE OWNER the performance by ELIXIR of its obligations under this Agreement;

(D)	ELIXIR, the Guarantor and the VENUE OWNER have previously entered into, inter alia, a Machines Operation and Participation Agreement dated 13th December 2008 (the “First Agreement”) and a second supplemental agreement dated 15th June 2009 (the “Second Supplemental Agreement”), pursuant to which, amongst other matters, the VENUE OWNER agreed to grant the permission to operate and manage certain electronic gaming machines at certain areas within NagaWorld. For the purpose of this Agreement, the area(s) under the First Agreement is hereinafter referred to as the “Original Area” and the area(s) under the Second Supplemental Agreement is referred to as the “Additional Lobby Floor Area”; and

(E)	As a furtherance of cooperation between ELIXIR and the VENUE OWNER, the VENUE OWNER agrees to grant further permission to ELIXIR to operate and manage 200 seats of electronic gaming machines to be provided by it (collectively the “Machines”) (which are on top of other electronic gaming machines already provided under the First Agreement and the Second Supplemental Agreement), at the former Chinese restaurant area located at the lobby floor of NagaWorld, the location of which is more particularly identified in yellow colour on the floor plan attached in Schedule A hereto (the “Chinese Restaurant Area”), upon the terms and conditions as set forth in this Agreement below.

NOW, THEREFORE, the parties agree as follows:

1.	AGREEMENT AND UNDERTAKINGS

1.1	Subject to Clause 3.6 of this Agreement, the VENUE OWNER hereby agrees to grant the permission to ELIXIR and ELIXIR agrees to accept such permission to manage and operate 200 seats of Machines (the initial machines-mix thereof shall be determined by ELIXIR and any subsequent change thereto shall be determined by the Machines Operation Committee (as defined in Clause 1.8 below)) at the Chinese Restaurant Area. For the avoidance of doubt, the permission to manage and operate the Machines under this Agreement shall be restricted to the Chinese Restaurant Area only and unless otherwise pursuant to the terms of this Agreement, the First Agreement and/or the Second Supplemental Agreement, ELIXIR shall have no right to manage and/or operate any Machines or any other machines or gaming devices in other part of NagaWorld and/or any other premises owned by the VENUE OWNER.

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1.2	Subject to the terms hereof (and in particular Clauses 2 and 3 below), it is ELIXIR’s obligations under this Agreement, at its costs (unless otherwise specified in this Agreement) to:

a.	provide the Machines and the related equipment and systems for use of the Machines, including (i) bill validators; (ii) slot management system (to the extent that such system is compatible with the relevant types of the Machines); (iii) slot machine bases; (iv) chairs and (v) such other tools, equipment, spare parts or such other device or parts as may be reasonably required for the operation of the Machines to the VENUE OWNER and install the same (subject to the simultaneous performance of the obligations by the VENUE OWNER under Clause 1.3(a) below) at the Chinese Restaurant Area as soon as reasonably practicable after the date of this Agreement but in any case within 45 days after the date on which the VENUE OWNER has completed the renovation to and installation of the necessary cabling, fittings, equipment and systems as set forth in Clause 1.3(a) below at the Chinese Restaurant Area;

b.	provide all necessary technical personnel of ELIXIR to handle all technical and maintenance issues that arise in connection with the Machines and the related systems and equipment supplied by ELIXIR at the Chinese Restaurant Area;

c.	operate the Machines in the Chinese Restaurant Area in accordance with the terms of this Agreement;

d.	comply with all applicable laws that related to its business operation and the operation of the Machines at the Chinese Restaurant Area; and

e.	perform and comply with such other obligations/ undertakings on the part of ELIXIR as expressly set out in this Agreement.

1.3	Subject to the terms hereof, it is the VENUE OWNER’s obligations under this Agreement, at its own costs (unless otherwise specified in this Agreement) to:

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a.	provide (i) UPS; (ii) Genset; and (iii) CCTV surveillance systems and all necessary electrical, cabling and other connections, fittings and facilities which are reasonably required for the proper installation and operation of the Machines and the related equipment and systems supplied by ELIXIR at the Chinese Restaurant Area. The VENUE OWNER undertakes that it will, within 30 days from the date of this Agreement, complete the renovation of the Chinese Restaurant Area (including the installation of the aforesaid cabling, fittings, equipment and systems thereto) and make it become ready for installation and operation of the Machines (and the related equipment and systems for use of the Machines) by ELIXIR;

b.	without prejudice to the generality of foregoing provision, provide (and maintain throughout the term of this Agreement) the reasonably necessary facilities and utilities supply for the proper installation and operation of the Machines and the related equipment and systems supplied or to be supplied by ELIXIR at the Chinese Restaurant Area including but not limited to air-conditioning and stable power supply voltage;

c.	carry out the gaming and wagering business and activities, (including the Machines in the Chinese Restaurant Area) in NagaWorld in accordance with agreements already signed with the relevant government authorities and the terms of this Agreement;

d.	comply with all applicable laws that related to its business operation and the operation of the gaming business at NagaWorld and the operation of the Machines at the Chinese Restaurant Area; and

e.	perform and comply with such other obligations/ undertakings on the part of the VENUE OWNER as expressly set out in this Agreement.

1.4	Upon request by the Floor Staffs (as defined in Clause 1.6 below) of managerial grade:

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(a)	the VENUE OWNER shall provide, food and beverage and other amenities to the players and patrons of the Machines at the Chinese Restaurant Area according to the price set in the amenities tariff in Schedule C to this Agreement (the “Amenities Tariff”) provided that (i) the Amenities Tariff is subject to annual review by the VENUE OWNER and approval by the Machines Operation Committee; (ii) the Cost Sharing Formula (as defined in Clause 1.5 below) is subject to the Amenities Tariff, and is only applicable for items no. 1-11, 15 and 16 of the Amenities Tariff; (iii) for amenities not specified in the Amenities Tariff, the cost sharing ratio shall be agreed separately by ELIXIR and the VENUE OWNER at the Machines Operation Committee meeting(s).

1.5	According to the First Agreement and the Second Supplemental Agreement, ELIXIR and the VENUE OWNER have set up a fund designated as budgeted marketing expenditure (“Marketing Fund”). ELIXIR and the VENUE OWNER hereby confirm and acknowledge that with effect from the Commercial Commencement Date (as defined in Clause 14 below), the contribution by ELIXIR and the VENUE OWNER to the Marketing Fund shall be in accordance with the cost sharing formula stipulated in Schedule B of this Agreement (the “Costs Sharing Formula”). ELIXIR and the VENUE OWNER further confirm and acknowledge that the budget of the Marketing Fund for certain period of time and the timing of the contributions to be made to the Marketing Fund by the parties thereto shall be determined by the Machines Operation Committee (as defined in Clause 1.8 below) from time to time. In connection with the Marketing Fund, ELIXIR and the VENUE OWNER agree and confirm that :

(a)	the VENUE OWNER shall have control over the keeping of the Marketing Fund provided that (i) the Marketing Fund shall only be applied and used in accordance with such Marketing Plan (as defined in sub-clause (b) below) as approved by the Machines Operation Committee (as defined in Clause 1.8 below) and/or for the purpose of funding the costs of providing the food and beverages and other amenities (which food, beverages and other amenities shall be charged according to the price set in the Amenities Tariff) to the players or patrons of the Machines at the Chinese Restaurant Area (and other machines provided by ELIXIR in the Original Area and/or the Additional Lobby Floor Area) in accordance with Clause 1.4 above; (ii) the VENUE OWNER shall keep proper books and records concerning the accumulation and any usage of the Marketing Fund; and (iii) ELIXIR shall have full audit rights (at that its sole costs) regarding the Marketing Fund and the VENUE OWNER shall provide all necessary information that relates to application of the Marketing Fund upon reasonable request by ELIXIR;

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(b)	at such time as ELIXIR and VENUE OWNER deem appropriate, either the parties together or ELIXIR alone shall formulate such marketing and promotion plan and the related budget for the Machines at the Chinese Restaurant Area (and other machines provided by ELIXIR in the Original Area and/or the Additional Lobby Floor Area) (“Marketing Plan”) and put forward the same to the Machines Operation Committee for its approval;

(c)	subject to the approval by the Machines Operation Committee, the VENUE OWNER and ELIXIR shall implement the Marketing Plan in accordance with the approved budget within a reasonable timeframe;

(d)	nothing contained in this Clause 1.5 shall preclude either (i) the VENUE OWNER (at its sole discretion and which is not obliged to) to carry out, at its own costs, any additional marketing and promotion plans for NagaWorld or any part thereof (regardless of whether or not such additional marketing and promotion events will also benefit or cover the Chinese Restaurant Area, the Original Area and/or the Additional Lobby Floor Area) or (ii) ELIXIR (at its sole discretion and which is not obliged to) to carry out, at its costs, any additional marketing and promotion plans for the Chinese Restaurant Area, the Original Area and/or the Additional Lobby Floor Are provided that such additional marketing and promotion plans or events formulated or carried out by ELIXIR shall be subject to the prior written approval of the VENUE OWNER (such approval not to be unreasonably withheld or delayed). The parties agree that all these additional marketing and promotion events initiated by the respective parties shall not be funded by the Marketing Fund and shall not be subject to approval by the Machines Operation Committee; and

(e)	all records, papers, documents, materials or works (and all the Intellectual Property Rights embedded therein) made or prepared by the respective parties in relation to :

(i)	the marketing efforts as set out in Clause 1.5(d) above shall belong to and remain the exclusive property of the relevant making or preparing party; and

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(ii)	the Marketing Plan (as defined in Clause 1.5(b) above) shall belong to the VENUE OWNER and ELIXIR jointly provided that nothing contained herein shall prevent either party at any time from using for any purpose it thinks fit any know-how or experience gained or arising from the preparation or implementation of such Marketing Plan, subject always to complying with the obligations in Clause 20 in respect of the Confidential Information.

For the purpose of this Agreement, “Intellectual Property Rights” means patents, trade marks, service marks, design rights (whether registrable or otherwise), applications for any of the foregoing, copyright, know-how, trade or business names and other similar rights or obligations whether registrable or not in any part of the world.

1.6	The parties agree that, like the business in the Original Area and the Additional Lobby Floor Area, the business in the Chinese Restaurant Area may require such number of staff as may be approved by the Machines Operation Committee from time to time to provide the relevant services to the players and customers of the Machines at the Chinese Restaurant Area (such staffs in the Original Area, the Additional Lobby Floor Area and the Chinese Restaurant Area are collectively referred to as the “Floor Staffs”). In relation to the Floor Staffs, the parties agree and confirm that :

(a)	ELIXIR shall either by itself or procure its affiliated company, namely Elixir Gaming Technologies (Cambodia) Limited, to be responsible for employing the Floor Staffs. All the salaries, wages and related expenses (the amount of which shall be subject to the approval of the Machines Operation Committee) of the Floor Staffs shall be paid by ELIXIR and shall subsequently be shared by ELIXIR and the VENUE OWNER with effect from the Cut-off Date, in accordance with the Costs Sharing Formula;
(b)	With effect from the Cut-off Date, all the costs for preparing uniforms for the Floor Staffs (the amount of which shall be subject to the approval of the Machines Operation Committee) shall be paid by ELIXIR and shall subsequently be borne by ELIXIR and the VENUE OWNER respectively in accordance with the Costs Sharing Formula;
(c)	the VENUE OWNER shall provide daily meals to the Floor Staffs at the staff canteen located within NagaWorld. All reasonable expenses for providing such meals to the Floor Staffs (“Meal Expenses”) shall be shared, with effect from the Cut-off Date, by ELIXIR and the VENUE OWNER in accordance with the Costs Sharing Formula;

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(d)	the parties agree that (i) the VENUE OWNER shall inform ELIXIR in writing of the amount its share of the Meal Expenses for the immediate previous month on monthly basis. ELIXIR shall then separately bill the VENUE OWNER for its portion of the salaries and wages as set out in Clause 1.6(a) above together with other related expenses incurred in respect of the Floor Staffs as set out in Clause 1.6(b) above LESS ELIXIR’s portion of the Meal Expenses (“Net Floor Staffs Costs”) monthly in each calendar month and the VENUE OWNER shall pay its portion of the Net Floor Staffs Costs on or before the fifteenth (15th) day of the following calendar month. Any overdue payment shall bear interest at the rate set out in Clause 3.4 below; and
(e)	ELIXIR shall reserve rights to lay-off any particular Floor Staff and to recruit any replacement thereof provided that the total number of Floor Staffs employed at any given time during the term of this Agreement shall not be materially lower than the number as determined by the Machines Operation Committee from time to time.

1.7	During the term of this Agreement, the VENUE OWNER agrees and undertakes that it will always maintain the floor area of the Chinese Restaurant Area with the Machines pursuant to the terms hereof on an exclusive basis provided that the initial machines-mix thereof shall be determined by ELIXIR and any subsequent change thereto shall be determined by the Machines Operation Committee. For the avoidance of doubt, nothing in this Clause 1.7 shall preclude or prohibit the VENUE OWNER from, at its own costs, leasing, purchasing or acquiring any electronic gaming machine from any third party for operations at any other areas of NagaWorld save and except for the Chinese Restaurant Area and as long as the First Agreement and the Second Supplemental Agreement remain effective and valid, the Original Area and the Additional Lobby Floor Area. In the event that the VENUE OWNER has breached this provision in relation to the Chinese Restaurant Area, ELIXIR may issue a written notice demanding the VENUE OWNER to rectify the breach by removing all gaming machines not provided by ELIXIR from the Chinese Restaurant Area in accordance with Clause 9.1(a) below.

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1.8	Pursuant to the First Agreement, a machine operation committee was set up comprising two representatives (who are senior personnel) from each of the VENUE OWNER and ELIXIR for the purpose of operating and management of the electronic gaming machines provided by ELIXIR at the designated areas within NagaWorld and those related matters to be managed by this committee as set out in this Agreement (“Machines Operation Committee”). During the term of this Agreement, the VENUE OWNER and ELIXIR agree that they shall maintain such Machines Operation Committee and unless otherwise agreed in writing by the VENUE OWNER and ELIXIR, the Machine Operation Committee shall always comprise four members. The members of the Machines Operation Committee shall meet (whether by physical meeting or telephone conference) on at least a monthly basis during the term of this Agreement to jointly approve and monitor the Marketing Fund and to review performance results of the Machines and if necessary, to consider the necessary improvement measures. The quorum for all meetings of the Machines Operation Committee shall be at least two, one representative from the VENUE OWNER and one representative from ELIXIR. All decisions of the Machines Operation Committee shall be made by way of unanimous consent of the members present at the relevant meeting.

Without prejudice to the generality of the foregoing, the parties agree and confirm that the Machines Operation Committee shall be in charge of the following functions and/or decisions making :

(a)	the determination of annual budget for the Marketing Fund for the Original Area, Additional Lobby Floor Area and the Chinese Restaurant Area (and any subsequent revision to such annual budget) and the amount of the Marketing Fund which may be reasonably incurred and the timing of contributions thereto by the parties, and if applicable, approval of any proposed Marketing Plan (as defined in Clause 1.5 above); the determination of the cost sharing ratio for any amenities provided to the players and patrons of the Machines (and other machines provided by ELIXIR in the Original Area and/or the Additional Lobby Floor Area) which are not specified in the Amenities Tariff ; and the determination of such other number of Floor Staffs as may be reasonably required for operation of the electronic gaming machine business as mentioned in Clause 1.6 above;

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(b)	the determination of any reasonably necessary alteration, amendment, modification or addition to the Machines; and the determination of the pay-out percentage and/or gaming client winning of any particular Machine (and any subsequent change thereof), provided that the consent of any member of the Machines Operation Committee shall not be unreasonably withheld if the proposed relevant pay-out percentage and/or gaming client winning is set in accordance with the then prevailing pay-out policy of the VENUE OWNER for NagaWorld and not outside the range of 85% to 98% (inclusive of jackpot but exclusive of loyalty reinvestment);

(c)	the determination of the lay-out plan of the Chinese Restaurant Area, the Original Area and the Additional Lobby Floor Area and the location for the electronic gaming machines provided by ELIXIR to be placed (and any subsequent change thereof). Once the machines provided by ELIXIR have been installed according to the approved lay-out plan and location, no such machine shall be moved by either the VENUE OWNER or ELIXIR (or any of their respective employees or agents) away from the relevant designated location unless consents from both the VENUE OWNER and ELIXIR are obtained and if the proposed removal of the relevant machines is due to the fact that the location of any of particular machine(s) provided by ELIXIR affects the slot business of the Chinese Restaurant Area, the Original Area and/or the Additional Lobby Floor Area and under such circumstance, the consent should not be unreasonably withheld by both parties;

(d)	any subsequent increase or decrease in the number of machines provided by ELIXIR at the Chinese Restaurant Area, the Original Area and/or the Additional Lobby Floor Area (provided that any additional electronic gaming machines so added by ELIXIR to any of the said areas pursuant to the decision of the Machines Operation Committee shall form part of the machines provided by ELIXIR and if the relevant addition is made at the Chinese Restaurant Area, those newly added machines shall be governed by this Agreement); any change in gaming machines-mix at any of the said areas and/or any necessary change of games of the machines provided by ELIXIR provided that when considering whether or not the necessary change of games is required, the following factors shall be taken into account by the Machines Operation Committee :

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(i) a change of game or change of machine at the Chinese Restaurant Area may only be required if the Monthly Gross Win (as defined in Clause 3.1 below) of a particular machine at the Chinese Restaurant Area provided by ELIXIR for a period of three consecutive months falls below 30% of the total floor average gross win of all machines provided by ELIXIR at the Chinese Restaurant Area, the Original Area and the Additional Lobby Floor Area for that period; and

(ii) notwithstanding the circumstance mentioned in sub-clause (i) above, there shall not be any change of machine at the Chinese Restaurant Area or change of game for the relevant machine in issue at the Chinese Restaurant Area if the Monthly Gross Win generated by that particular machine has attained a satisfactory performance level as determined by the Machines Operation Committee.

ELIXIR shall perform, as the case may be, the relevant game change at the Chinese Restaurant Area within 45 days or in case of change of machine at the Chinese Restaurant Area, within 60 days or such longer period as may be reasonably required for the shipment of the replacement machine, from the date of relevant determination by the Machines Operation Committee.

1.9	Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, all the cage control, provision and maintenance of a reasonably sufficient amount of money as operation float and financial management functions in relation to the Machines at the Chinese Restaurant Area shall be responsible by the VENUE OWNER at its sole costs.

2.	Delivery, TAXES and acceptance

2.1	ELIXIR shall be responsible for arranging for the transportation (including but not limited to the selection of the common carrier) of the Machines, the related equipment and systems and/or spare parts and/or devices, and insurance during transit, from their relevant places of origin/ manufacturing bases to the Chinese Restaurant Area. All costs and expenses incurred in relation to such transportation and insurance shall solely be borne by ELIXIR.

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2.2	It is agreed by the parties that :

(a)	ELIXIR will bear all taxes and duties under the applicable jurisdictions of the relevant places of origin/ manufacturing bases for the export of the Machines, the related equipment and systems and/or spare parts that supplied by it hereunder and ELIXR will bear all taxes and duties that relate to the import (into Cambodia) of the Machines, the related equipment and systems and/or spare parts.

(b)	the VENUE OWNER will bear the monthly gaming taxes in connection with all the gaming operations at NagaWorld (which cover, inter alia, the electronic gaming machine business operation at the Chinese Restaurant Area); and

(c)	each party hereto shall bear its own profit or corporate income tax and/or (if applicable) any value added tax and/or any withholding tax on wages, interest and dividends payable by that party.

2.3	Since ELIXIR owns the legal title to the Machines and, the installation of the Machines and the related equipment and systems at the Chinese Restaurant Area is the sole responsibility of ELIXIR. ELIXIR shall at its costs, be responsible for the maintenance and repair of the Machines, the relevant related equipment and systems or any part or devices thereof supplied by it (unless the relevant damage of the Machines is caused by the wilful default or negligence of the VENUE OWNER, its employees or agents, in which case, the reasonable repairing costs shall be borne by the VENUE OWNER).

3.	CONSIDERATION

3.1	In consideration of this Agreement and the respective undertakings and obligations of each party hereto, each party shall be entitled to share the Gross Win (as defined below) generated by all Machines in the Chinese Restaurant Area according to the following ratio (subject however to Clauses 3.2, 3.6 and 3.7 below):

(i)	ELIXIR shall be entitled to Twenty (20%)of the Gross Win; and

(ii)	the VENUE OWNER shall be entitled to Eighty percent (80%) of the Gross Win.

For the avoidance of doubt, the aforesaid sharing ratio shall NOT be applied to the machines placed by ELIXIR and operated at the Original Area and the Additional Lobby Floor Area and the revenue sharing ratio for the those machines is governed by clauses 4B and 4C of the Second Supplemental Agreement.

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For the purpose of this Agreement,

“Gross Win” shall mean either the “Daily Gross Win” or, as the case may be, the “Monthly Gross Win”;

“Daily Gross Win” of the Machines represents all amounts played in/ wagered on all the Machines at the Chinese Restaurant Area during a calendar day reduced by (i) the winnings (including but not limited to jackpot, if applicable) paid out; (ii) if applicable, all amounts deposited into the Machines at the Chinese Restaurant Area to ensure there are a sufficient number of coins to pay out the winnings, during the same day; and (iii) any negative Daily Gross Win of the immediate preceding day; and

“Monthly Gross Win” of the Machines represents all amounts played in/ wagered on all the Machines at the Chinese Restaurant Area during a calendar month reduced by both (i) the winnings (including but not limited to jackpot, if applicable) paid out and (ii) if applicable, all amounts deposited into the Machines at the Chinese Restaurant Area to ensure there are a sufficient number of coins to pay out the winnings, during the same month.

3.2	The VENUE OWNER and ELIXIR agree that all collections and counting of monies from the drops of the Machines shall be performed in the presence of ELIXIR’s personnel and ELIXIR’s personnel shall present to the Chinese Restaurant Area to attend to the collection and counting of monies. Subject to Clauses 3.6 and 3.7 of this Agreement below :

(a)	On and at any time prior to the Gross Win Receipt Date (as defined below) ELIXIR shall be entitled to 100% of the Daily Gross Win for the slot operation at the Chinese Restaurant Area starting from the Effective Date (as defined in Clause 3.7 below) and the same shall be collected by ELIXIR on a daily basis unless and until ELIXIR have received a total accumulated Gross Win of USD7,300,000 from the slot operation at the Chinese Restaurant Area (the “Gross Win Receipt Date”). The procedure of the computation of the Daily Gross Win generated from the slot operation at the Chinese Restaurant Area and the collection thereof by ELIXIR is set out in Schedule D of this Agreement (the “Collection Procedure”); and

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(b)	From the day immediately after the Gross Win Receipt Date, the relevant portion, namely 20% of the Daily Gross Win shall be collected by ELIXIR on a daily basis in accordance with the Collection Procedure.

Save in case of manifest error and subject to Clause 3.3 below, the Daily Collection Report and the Cancelled Credit Report (as mentioned in the Collection Procedure) prepared by the VENUE OWNER shall be the sole basis of computing the Gross Win and the amounts entitled by ELIXIR.

3.3	ELIXIR shall have full audit rights (at its sole costs) regarding the performance of the Machines for the purpose of verifying the amount of the Gross Win and the VENUE OWNER shall provide all reasonably necessary information that relates to the performance of the Machines (including but not limited to the relevant books and records) upon reasonable request by ELIXIR for performing such audit. The VENUE OWNER also agrees that it will provide all reasonable assistance, information and access thereto (including but not limited to allowing ELIXIR and any persons nominated by ELIXIR to enter into the Chinese Restaurant Area at any reasonable time with prior appointment) to ELIXIR for its performance of such audit.

3.4	All overdue payment from either party under this Agreement shall bear interest at an annual rate of 18% per annum from the date when such payment become due up to the actual date of payment.

3.5	The VENUE OWNER agrees that all distributions of Gross Win to ELIXIR will be made in the currency collected from the Machines at the Chinese Restaurant Area. Unless otherwise approved by the Machines Operation Committee, all Machines at the Chinese Restaurant Area shall only accept US dollars.

3.6	In consideration of the grant by the VENUE OWNER of the permission to manage and operate the 200 seats of Machines at the Chinese Restaurant Area, ELIXIR agrees to pay to the VENUE OWNER within 7 working days (Saturday, Sunday and public holidays exclusive) from the date of this Agreement a lump sum amount of US$5,840,000 (United States Dollars Five Million and Eight Hundred and Forty Thousand Only) as commitment fee (the “Commitment Fee”). Unless otherwise agreed by the parties, the payment of the Commitment Fee shall be made by way of US dollars cheque.

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3.7	The parties agree that once the Commitment Fee is paid in full by ELIXIR, ELIXIR shall be entitled on the following date of such full payment (the “Effective Date”) to start receiving 100% of the Daily Gross Win until ELIXIR has received a total accumulated Daily Gross Win of USD7,300,000 ( United States Dollars Seven Million Three Hundred Thousand Only ) from the slot operation at the Chinese Restaurant Area in accordance with Clause 3.2(a) of this Agreement, namely the Gross Win Receipt Date. For the avoidance of doubt, only from the day immediately after the Gross Win Receipt Date, the Daily Gross Win shall actually be distributed to and collected by the ELIXIR and the VENUE OWNER according to the revenue sharing ratio set forth in Clauses 3.1 and 3.2(b) above and the Collection Procedure contained in Schedule D hereof.

4.	OWNERSHIP AND TITLE

4.1	The Machines and all related equipment and systems, spare parts, components used therein or thereof supplied by ELIXIR hereunder are and shall remain personal property of ELIXIR notwithstanding that the Machines and all related equipment and systems, spare parts, components used therein or thereof or any part of it may now or hereafter be affixed to NagaWorld and/or the Chinese Restaurant Area during the term of this Agreement.

4.2	Ownership and title to each item of the Machines and all related equipment and systems, spare parts, components used therein or thereof supplied by ELIXIR hereunder shall remain with ELIXIR at all times and the VENUE OWNER shall have no right, title or interest therein except as expressly set forth in this Agreement.

4.3	During the term of this Agreement and thereafter until ELIXIR has repossessed the Machines, ELIXIR shall procure each piece of the Machines to bear identification showing its inventory and/or serial number, and the fact of ELIXIR's ownership, which identification shall not be altered, defaced, covered or removed by the VENUE OWNER.

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4.4	The VENUE OWNER acknowledges and agrees that any and all of the Intellectual Property Rights (as defined in Clause 1.5 above) used or embodied in or in connection with and all text, audio, video, still images, data (including but not limited to the patrons/players data base) and information collected by or stored in the Machines, and/or the related equipment and systems supplied by ELIXIR hereunder shall at all times remain the property of ELIXIR or, as the case may be, the relevant manufacturers and/or developers of the Machines and/or the related equipment and systems.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	Each party hereby represents and warrants to the other party that:

(a)	It has the corporate and legal power or authority to enter into this Agreement and to deliver and perform its obligations hereunder according to the terms of this Agreement, and that it has taken all necessary corporate and legal or other actions to authorize its entry into and performance of this Agreement;

(b)	This Agreement constitutes legal, valid and binding obligation, enforceable in accordance with its terms and conditions;

(c)	The execution and/or performance of this Agreement does not and will not contravene any provision of its Articles of Association and Bye-Laws or any other equivalent constitutional documents, does not and will not violate any applicable laws or regulations of the jurisdiction of its incorporation or organization, and does not and will not conflict with or result in a breach of any contract, agreement or other obligation to which it may be bound; and

(d)	All consents, approvals, licenses, permits, authorizations, declarations, filings and registrations necessary for the due execution, delivery, and performance of this Agreement have been obtained or effected, and all such consents, approvals, licenses, permits, authorizations, declarations, filings and registrations remain in full force and effect during the term of this Agreement.

5.2	Without prejudice to the generality of foregoing provisions in Clause 4 above, during the term of this Agreement and thereafter until ELIXIR has repossessed the Machines :

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(a)	the VENUE OWNER undertakes that it will take all reasonable care and security control of the Chinese Restaurant Area and ELIXIR undertakes that the Machines shall be kept in good and serviceable condition (reasonable fair wear and tear and deficiency, defect or break down arising from normal usage excepted) and since ELIXIR has the legal title to the Machines, ELIXIR shall insure the Machines against loss of or damage to the Machines howsoever caused (including those loss or damage caused by the negligence of ELIXIR’s staff or agent);
(b)	the VENUE OWNER represents that the business in the Chinese Restaurant Area has obtained all necessary governmental or third party’s permissions, licences (including but not limited to relevant gaming license), permits, approvals and consents and undertakes to use its best endeavours to keep such permission, licences, permits, approvals and consents effective throughout the term of this Agreement and each party undertakes to the other that it will comply with all applicable laws in relation to the operation of the Machines at the Chinese Restaurant Area;
(c)	each of the VENUE OWNER and ELIXIR undertakes to each other that it will not and will procure their respective employees or agents not to, make or cause or permit to be made any alteration, amendment, modification or addition to the Machines, or any part or component (except maintaining and/or repairing of the Machines as set out in sub-clause (d) of this Clause 5.2) thereof without the approval of the Machines Operation Committee and that any such alteration or modification, if approved by the Machines Operation Committee, of whatsoever kind shall belong to and become the property of ELIXIR and form part of the Machines;
(d)	the VENUE OWNER undertakes that it will not and will procure its employees or agents not to, carry out any repair and/or maintenance works to the Machines by itself unless such repair and/or maintenance works are performed by ELIXIR’s technician; or (ii) with the presence of/ under the instructions of ELIXIR’s technician;
(e)	the VENUE OWNER undertakes that it will permit ELIXIR and any technical persons nominated by ELIXIR to enter into the Chinese Restaurant Area at any reasonable time so as to inspect and/or repair the Machines, if necessary and to enable ELIXIR and its authorised personnel to perform its obligations or exercise its rights hereunder (including but not limited to the carrying out of the relevant audit pursuant to Clause 1.5(a)(iii) and/or Clause 3.3 and the overseeing of the collections and counting of monies from the drops of the Machines pursuant to Clause 3.2 and the Collection Procedure);

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(f)	each of the VENUE OWNER and ELIXIR undertakes to the other that it will not use or permit the Machines to be used in contravention of any statutory provision or regulation or in any way contrary to law or for any purpose for which the Machines are not designed or reasonably suitable. Each party also undertakes to the other that it will comply with all applicable laws and governmental regulations in relation to the operation of the Machines at the Chinese Restaurant Area and neither party shall conduct any illegal or dishonest gaming activities at the Chinese Restaurant Area, including but not limited to money laundering or resort of facilitate directly or indirectly to dishonest means to manipulate any gaming activities;
(g)	ELIXIR undertakes that, unless with the prior approval of the VENUE OWNER it will not sell or offer for sale, assign, mortgage, pledge, create any charge, lien or encumbrances, sub-let or lend out the Machines or in any way part with the Machines or any interest therein;
(h)	the VENUE OWNER and ELIXIR undertakes to each other that it will punctually pay, if applicable, their respective own license fees, service charges, taxes, levies and other outgoings or payments for the carrying on the gaming machine business in the Chinese Restaurant Area . For the avoidance of doubt, the VENUE OWNER shall be solely responsible for paying (if applicable) electricity, gas, water and other utilities charges, property tax and related duties in respect of NagaWorld and more particularly, the Chinese Restaurant Area ;
(i)	the VENUE OWNER undertakes that it will not and will procure its employees or agents not to, move the Machines or any part thereof from the Chinese Restaurant Area to other location without ELIXIR’s prior consent in writing;
(j)	ELIXIR warrants that all the Machines used for the operation in the Chinese Restaurant Area have been fully paid for and the Machines are not subject to any charge, lien or encumbrances, foreclosure or any court proceedings , any litigation or claims by any third party;
(k)	The VENUE OWNER undertakes and warrants that during the term of this Agreement, it will not transfer its Gaming License (as defined in Recital B above) to any other entity;
(l)	in respect of the Chinese Restaurant Area, the VENUE OWNER undertakes and agrees that apart from housing the Machines provided by ELIXIR, the area shall contain the following facilities and/or reasonably sufficient spaces for the following functions :

(i) a treasury cage;

(ii) a snack bar capable of providing hot food; and

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(iii) a resting area with at least four tables allowing customers and patrons to rest and eat;
(m)	ELIXIR undertakes and warrants that it and its employees will treat all players indiscriminately without exerting any influence and effect on the players to choose where to play between the Original Area, the Additional Lobby Floor Area and the Chinese Restaurant Area; and
(n)	ELIXIR undertakes and warrants that the Machines provided are of reasonable working conditions for the purpose of the business, and shall use its reasonable endeavours in providing upgrade (if deemed necessary by the Machines Operation Committee under the relevant circumstances) to the bill validators for the purpose of differentiating and rejecting any counterfeit notes and coins, and should indemnify and compensate the VENUE OWNER in respect of all losses, damages (other than the loss of goodwill, prospective profits or anticipated income), charges and expenses incurred or suffered by the VENUE OWNER due to machine malfunctions, system errors, damages, skimming or the like which are caused by any negligence or default of ELIXIR. For the avoidance of doubt, any failure or omission in detecting counterfeit notes or coins or other schemes of illegal or dishonest gaming activities by any of the Machines, related systems or equipment provided or supplied by ELIXIR hereunder shall not be regarded as negligence or default on the part of ELIXIR. In the case of discovery of counterfeit notes or coins, the parties agree that the responsibility or the apportionment of loss shall be discussed and approved by the Machines Operation Committee on a case by case basis. After the installation of the Machines at the Chinese Restaurant Area, the VENUE OWNER shall, in the presence of ELIXIR’s representative(s), inspect the working conditions of the Machines and the related equipment and systems provided by ELIXIR for the slot operation at the Chinese Restaurant Area and shall accept the same in good faith.

5.3	The parties further agree that :
(a)	in relation to the adjacent area described as the “Main Casino Hall” in the floor plan attached hereto (the “Adjacent Area”), the VENUE OWNER shall :

(i)	use its best endeavours to complete any renovation (if applicable) to the Adjacent Area and resume the gaming business of that Adjacent Area in full within 45 days from the date of this Agreement;

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(ii)	ensure that for a period of 2 years from the Commercial Commencement Date (as defined below), the Adjacent Area will be used as gaming floor for traditional table games (but not electronic gaming machines unless the same are provided by ELIXIR pursuant to any further separate agreement amongst the parties);
(iii)	ensure that the Adjacent Area shall at all times during the term of this Agreement, has a passage way accessing to the Chinese Restaurant Area; and
(iv)	upon request by ELIXIR (such request not to be unreasonably rejected), during the renovation period of the Adjacent Area (as set forth in sub-clause (i) above), at its costs, open and maintain a proper side entrance to the Chinese Restaurant Area from the area next to the NagaWorld’s lobby lounge by removing the glass there and provide reasonable signage there for the slot operation at the Chinese Restaurant Area.

(b)	the parties shall execute and exchange simultaneously upon the signing of this Agreement an option deed (the “Option Deed”) pursuant to which the VENUE OWNER shall grant an irrevocable option to ELIXIR for it to place, on or before 31st December 2009, a further maximum of 200 seats of electronic gaming machines at the lobby lounge area and certain other areas at the lobby floor of NagaWorld on the same terms and conditions as the placement of Machines at the Chinese Restaurant Area (including but not limited to a payment of another commitment fee by ELIXIR). A copy of the Option Deed is attached hereto in Schedule D; and

(c)	ELIXIR may station its selected crew of Floor Staffs at the Chinese Restaurant Area , PROVIDED ALWAYS THAT such personnel do not, in the reasonable opinion of VENUE OWNER, in any way affect, hinder, influence or obstruct the proper running of the casino operations at the Chinese Restaurant Area, and PROVIDED ALWAYS THAT the VENUE OWNER shall be entitled at any time by way of 30 days’ advance written notice to refuse entry of any such person(s) to the premises of Nagaworld, with valid reason stated for such refusal. In case ELIXIR has any objection to such notice, it shall raise the same with the Machines Operation Committee and the matter shall be discussed and resolved by the Machines Operation Committee accordingly.

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5.4	Each of the VENUE OWNER and ELIXIR hereby warrants that it shall indemnify, defend and save harmless from the other, from and against all claims, lawsuits, losses, damages and expenses arising out of or resulting from any breach or inaccuracy of its relevant representations, warranties or undertakings set out in this Agreement.

6.	GUARANTEE

6.1	In consideration of the VENUE OWNER agreeing to enter into this Agreement, the Guarantor hereby guarantees to the VENUE OWNER and its permitted successors, transferees and assigns the due and punctual performance and observance by ELIXIR of all its obligations under this Agreement or arising from any termination of this Agreement and if the ELIXIR defaults in payment of any sum when due or any amount payable to the VENUE OWNER under this Agreement or arising from its termination, the Guarantor shall immediately on demand by the VENUE OWNER, unconditionally pay that amount to the VENUE OWNER as if it was ELIXIR and, without prejudice to the foregoing, as an independent and primary obligation of the Guarantor. The Guarantor unconditionally and irrevocably agrees to indemnify and keep indemnified the VENUE OWNER from and against all losses, damages, costs, claims, liabilities, demands and expenses of whatsoever nature which it may suffer or incur arising from the failure of ELIXIR to comply with any of its obligations, or discharge any of its liabilities under this Agreement or through any of the guaranteed obligations becoming unenforceable, invalid, or illegal (on any grounds whether known to them or to ELIXIR or not).

6.2	If any of the obligations of ELIXIR that are the subject of the guarantee contained in this Clause 6 (such guarantee being hereinafter referred to as "the Guarantee") cease to be valid or enforceable (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of the relevant party or irregular exercise thereof or any lack of authority on the part of any person purporting to act on behalf of the relevant party or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of, or the liquidation receivership or insolvency of the relevant party), the Guarantor shall nevertheless be liable to the VENUE OWNER in respect of the purported obligation or liability as if the same were fully valid and enforceable and the Guarantor was the principal obligors in respect thereof.

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6.3	The liabilities of the Guarantor under the Guarantee shall not be discharged or affected in any way by:-

(a)	the VENUE OWNER compounding or entering into any compromise, settlement or arrangement with ELIXIR or any other person; or

(b)	any variation, extension, increase, renewal, determination, release or replacement of this Agreement whether or not made with the consent or knowledge of the Guarantor; or

(c)	the VENUE OWNER granting any time, indulgence, concession, relief, discharge or release to ELIXIR or any other person realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying to taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against ELIXIR or any other person; or

(d)	any other matter or thing which, but for this provision, might exonerate or affect the liabilities of the Guarantor.

6.4	The VENUE OWNER shall not be obliged to take any steps to enforce any rights or remedy against ELIXIR before enforcing the Guarantor. The Guarantee is in addition to any other security or right now or hereafter available to ELIXIR.

7.	INSURANCE

7.1	The VENUE OWNER shall, at its own expenses, insure the property (other than the Machines and the related equipment and systems supplied by ELIXIR) and the premises within the Chinese Restaurant Area with any insurance companies as it deems proper against all loss or damage to them that may be occurred.

7.2	ELIXIR shall, at its own expense, insure the Machines and the related equipment and systems supplied by ELIXIR (including insurance for those loss or damage caused by the negligence of ELIXIR’s staff or agent) with any insurance companies as it deems proper against all loss or damage to them that may be occurred after the same being delivered onto the Chinese Restaurant Area.

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7.3	When ELIXIR takes out such insurance policy as mentioned in Clause 7.2 above, the VENUE OWNER shall upon written request by ELIXIR at any time to allow the personnel(s) of such insurance company to enter into the Chinese Restaurant Area at reasonable time with prior appointment to inspect, examine and take stock of the relevant Machines and the related equipment and systems supplied by and belongs to ELIXIR.

7.4	When ELIXIR takes out such insurance policy as mentioned in Clause 7.2 above, ELIXIR shall provide a copy of the terms and conditions of the relevant insurance policy to the VENUE OWNER. Subject to the provision of copy of such terms and conditions (or a summary thereof), the VENUE OWNER and ELIXIR undertakes and agrees to the other that it will not use or allow the Machines and the related equipment and systems provided by ELIXIR to be used for any purpose not permitted by the terms and conditions of any policy of insurance for the time being relating to the Machines and such related equipment and systems and the VENUE OWNER and ELIXIR shall not do or allow to be done any act or thing whereby such insurance may be invalidated.

7.5	In the event of any loss of or damage to all or any part of the Machines and the related equipment and systems and ELIXIR initiates claims against any insurance company, the technical personnel of ELIXIR shall give immediate notice to VENUE OWNER and upon reasonable request by ELIXIR, the VENUE OWNER shall provide such reasonable assistance to ELIXIR in relation to the making of any appropriate claim or claims under the said insurance policy.

7.6	In the event of any loss of or damage to any property or premises at the Chinese Restaurant Area and the VENUE OWNER initiates claims against any insurance company, the VENUE OWNER shall give immediate notice to ELIXIR and upon reasonable request by the VENUE OWNER, ELIXIR shall provide such reasonable assistance to the VENUE OWNER in relation to the making of any appropriate claim or claims under the relevant insurance policy.

8.	MODIFICATIONS

8.1	No modifications or amendments of this Agreement shall be valid unless the same is made in writing and signed by the authorized signatories of both VENUE OWNER and ELIXIR to signify mutual agreement.

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8.2	No waiver of any provision of this Agreement shall be valid unless made in writing and signed by the authorized signatory of the party against whom it is sought to be enforced.

8.3	The failure of a party at any time to insist upon strict performance of any condition, promise, agreement, or understanding as set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or other condition, promise, agreement, or understanding at a future time.

8.4	Nothing herein shall be construed as to create a relationship of partnership, joint venture, or agency between the parties hereto and no agent, employee or contractor of either the parties herein shall be deemed to be the agent, employee or contractor of the other.

9.	TERMINATION AND RETURN OF MACHINES

9.1	Prior to the expiration of the term of this Agreement, either ELIXIR or the VENUE OWNER may terminate this Agreement :-

(a)	by immediate written notice to the other party (the “Defaulting Party”) if the Defaulting Party is in material breach of any terms of this Agreement and, where the breach is capable of remedy, the Defaulting Party has failed to remedy the breach within 30 days of the date of a written notice from the non-defaulting party is served to the Defaulting Party specifying the breach and requiring its remedy; or
(b)	by immediate written notice to the Defaulting Party if the Defaulting Party commits an Event of Liquidation.

For the purpose of this Agreement, “Event of Liquidation”, in respect of a party, means:

(a)	the filing of an application for the winding-up whether voluntary or otherwise (except for the purpose of a bona fide reconstruction or amalgamation), or the issue of a notice summoning a meeting at which it is to be moved a resolution proposing the winding-up of the party, provided that the application, notice or resolution is not withdrawn, invalidated or defeated within 60 days of filing or summoning;

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(b)	the appointment of a receiver, receiver and manager, administrator, liquidator, provisional liquidator or any similar external administrator with respect to that party or any of its material assets; or
(c)	the assignment by that party in favour of, or composition or arrangement or entry into of a scheme of arrangement (otherwise for the sole purpose of solvent corporate reconstruction) with, its creditors or any class of its creditors; or
(c)	by 30 days (or any shorter period for compliance with the relevant laws, rulings or directives) prior notice in writing to the other to terminate this Agreement if there is any introduction of new laws, rulings, or governmental directives of Cambodia clearly prohibits or hinders the casino operations of the VENUE OWNER at NagaWorld or the operation of this Agreement; or
(d)	if the parties fail to reach an agreement after the good faith negotiations in accordance with Clause 16 below; or
(e)	in accordance with Clause 19 below; or
(f)	by immediate written notice to the Defaulting Party in the event of the Defaulting Party’s non-payment of any obligations or commitments imposed by the Royal Government of Cambodia and/or any other statutory body in Cambodia and having failed to remedy such breach (if capable of remedy) within 30 days after receipt of written notice thereof from the Royal Government of Cambodia and/or any other statutory body in Cambodia.

9.2	In addition to Clause 9.1 above, either the VENUE OWNER or ELIXIR may terminate this Agreement by written notice to the other upon receipt of directives from the Cambodian Government including revocation of the gaming license to operate gaming and slot business at NagaWorld and more particularly, the Chinese Restaurant Area.

9.3	For the avoidance of doubt but without modifying or limiting the respective parties’ rights under Clause 9.2 above, neither party shall use any regulatory issues/ governmental requirement as a subterfuge to improperly terminate this Agreement. In case the termination is due to Clause 9.2, and if within a period of 12 months after the said termination, the Government’s instruction or policies leading to the termination were subsequently lifted or, as the case may be, the gaming license to operate gaming and slot business at the Chinese Restaurant Area, were subsequently re-granted to the VENUE OWNER, the VENUE OWNER hereby agrees to give a first right of refusal to ELIXIR for entering into a slot machine leasing arrangement on at least the same terms of this Agreement. This provision shall survive until 12 months from the date of termination of this Agreement.

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9.4	Upon any expiration, cessation or termination (and regardless of the cause thereof) of this Agreement :

(a)	ELIXIR shall be entitled to remove the Machines and any related equipment and systems, spare parts or components used therein or thereof;

(b)	the VENUE OWNER shall authorise ELIXIR and its personnel to enter into NagaWorld and more particularly, the Chinese Restaurant Area at reasonable time with prior appointment, to remove and regain possession of the Machines and any related equipment and systems, spare parts or components used therein or thereof supplied by ELIXIR hereunder and all costs related to such removal and transportation (including but not limited to the cost of insurance during transit) of the Machines and any related equipment and systems, spare parts or components used therein or thereof supplied by ELIXIR hereunder from the Chinese Restaurant Area to the properties belonging to ELIXIR (whether within or outside Cambodia) shall be borne by ELIXIR;

(c)	on best endeavour basis, the VENUE OWNER shall, upon the request by ELIXIR, provide all necessary assistance in relation to the clearing of all applicable custom procedures for the purpose of re-exporting from Cambodia the Machines and all related equipment and systems, spare parts or components supplied by ELIXIR;

(d)	if ELIXIR has not received a total accumulated Daily Gross Win of USD7,300,000 ( United States Dollars Seven Million Three Hundred Thousand Only ) from the slot operation at the Chinese Restaurant in full prior to such expiration, cessation or termination of this Agreement, then the VENUE OWNER shall pay the difference (in positive amount) between US$5,840,000 and 80% of the Daily Gross Win actually collected and received by ELIXIR pursuant to Clauses 3.2 and 3.7 above, without any set off or counterclaim , to ELIXIR within 7 days from the date of such expiration, cessation or termination. For the avoidance of doubt, nothing in this provision shall be construed as making of any compensation in whatever form or nature by the VENUE OWNER to ELIXIR upon termination, cessation or expiration of this Agreement; and

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(e)	if at the same time of termination or cessation of this Agreement, the First Agreement and the Second Supplemental Agreement are also terminated or expired, then after deducting all relevant payments, costs and/or expenses incurred on before the termination of all these agreements in accordance with the terms thereof and there is any credit balance in the Marketing Fund, the same shall, as soon as reasonably practicable, be returned to the VENUE OWNER and ELIXIR respectively according to the Costs Sharing Formula.

9.5	Any termination or expiration of this Agreement and any post-expiration or termination obligations and rights of the respective parties set out in Clause 9.4 above shall be without prejudice to any rights or liabilities of any party to sue or claim damages against the other party accrued in respect of any breach of any other party of any of its obligations (including any outstanding financial commitments) as provided under this Agreement.

9.6	Subject to Clause 9.5 above and to the extent permitted by applicable law, neither party will be liable to the other on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income.

9.7	Any terms or conditions of this Agreement which are capable of having effect after the termination or expiration of this Agreement shall remain in full force and effect following the termination or expiration of this Agreement.

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10	OTHER TERMS

10.1	Nothing in this Agreement or in any transaction effected under this Agreement shall constitute either party or any of its employees or authorized personnel an agent of the other party with respect to any matter whatsoever or in relation to any person. Nothing in this Agreement or in any transaction effected under this Agreement shall constitute the VENUE OWNER having any business or partnership relationship with ELIXIR other than such business relationship as contemplated under this Agreement. For clarity, the parties hereby agree that the VENUE OWNER has no other financial interest or any other interest in ELIXIR or its business other than as specified in this Agreement (and/or the First Agreement and the Second Supplemental Agreement). The VENUE OWNER has no part at all to play in the promotion, management and operation of any aspect of ELIXIR’s other business in Cambodia. Neither party shall not make any representation or warranty to any person on behalf of the other party and shall not act or purport to act on behalf of the other party in relation to any matter or transaction except as specifically authorized (if any) under this Agreement or with the prior written consent of the other party.

10.2	All the employees of the VENUE OWNER and ELIXIR shall reasonably obey and comply with the “Rules & Regulations” of NagaWorld which means the rules and regulations of NagaWorld as amended, supplemented or otherwise modified from time to time, including but not confined to the House Rules, anti-money laundering policies and procedures, Internal Control Rules and other rules as may be subsisting or introduced by the VENUE OWNER from time to time and generally apply to the entire NagaWorld.

10.3	ELIXIR hereby irrevocably and unconditionally agrees and undertakes within 2 years after the termination, cessation or expiration of this Agreement not to:

(a)	Enlist or offer recruitment to or promote, solicit or entice players of NagaWorld or attempt to employ or offer employment to or solicit or entice away from the VENUE OWNER, any persons who are (i) existing employees of the VENUE OWNER or (ii) have been employees of the VENUE OWNER for the 1-year period preceding the termination or cessation of this Agreement.
(b)	Poach, solicit or entice away or attempt to poach, solicit or entice away any of the following from other gaming areas (electronic or otherwise ) of the VENUE OWNER:

(i) any players at the NagaWorld whether or not such players are specialized tour group (“STG”) players or public floor players and/or

(ii) any players and/or STG of NagaWorld to other outlets within Cambodia or to other outlets outside Cambodia which are owned by the affiliates or parent companies or related or connected companies of ELIXIR.

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For the avoidance of doubt, nothing contained herein shall preclude ELIXIR or any of its affiliates or parent companies or related or connected companies, from carrying out any of the following, whether within or outside Cambodia :

(I)	the participation in game show;
(II)	the publication of any advertisement about any of its or its other contractual partner’s gaming venues on newspaper or other media;
(III)	the implementation of any marketing campaign at its or its other contractual partner’s gaming venues; and
(IV)	the owning, managing or operating any other gaming venues whether of itself or other contractual partners or providing gaming machines and/or related equipment to such other venues, and none of the aforesaid per se shall be regarded as any poach, solicit or entice away or attempt to poach, solicit or entice away of any players and/or STG of NagaWorld by ELIXIR.

10.4	The VENUE OWNER hereby irrevocably and unconditionally agrees and undertakes within 2 years after the termination, cessation or expiration of this Agreement, not to enlist or offer recruitment to or attempt to employ or offer employment to or solicit or entice away from ELIXIR, any persons who are (a) existing employees of ELIXIR or (b) have been employees of ELIXIR for the 1-year period preceding the termination or cessation of this Agreement.

10.5	Subject to Clause 1.5 (d) above, all the Marketing Plan, Marketing Fund, budgets under this Second Supplemental Agreement must first be approved by the Machines Operation Committee before their execution. Notwithstanding anything to the contrary contained herein, all material expenditures exceeding the sum of US$500 per item by either party without the prior written approval of the Machines Operation Committee will be solely absorbed by such party which makes the relevant payment.

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11.	ASSIGNMENT

Save for the assignment of all or any of its rights and/or obligations by ELIXIR to Elixir Gaming Technologies (Cambodia) Limited (“Elixir Cambodia”) (which is also a wholly-owned subsidiary of the Guarantor) for which the Guarantor shall continue to provide the Guarantee to the VENUE OWNER under Clause 6 above as if ELIXIR was replaced by Elixir Cambodia in the Guarantee and this Agreement, neither party shall be allowed to assign any of its interest or obligations under this Agreement to any other person or entity without the express written consent of the other parties, such consent not to be unreasonably withheld. The aforesaid assignment to Elixir Cambodia by ELIXIR can be effected by a 7-day prior written notice from ELIXIR to the VENUE OWNER. All cost and expense occasioned by such assignment shall be solely borne by ELIXIR. After the assignment, if any, to Elixir Cambodia, no further assignment by Elixir Cambodia shall be allowed without the written consent of the VENUE OWNER (such consent not to be unreasonably withheld)..

12.	BINDING EFFECT

All terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the parties and subject to Clause 11 above, their permitted successors and assigns.

13.	GOVERNING LAW

This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with and shall be governed by the laws of Hong Kong and the parties hereby submit to the exclusive jurisdiction of the courts of Hong Kong.

14.	TERM AND EFFECTIVITY

Subject to any earlier termination in accordance with Clause 9 above, this Agreement shall be valid from the date hereof until the end of a Five (5) years period beginning from 1 October 2009 (the “Commercial Commencement Date”). The parties agree that they shall confirm the Commercial Commencement Date during the relevant Machines Operation Committee meeting.

15.	SETTLEMENT OF DISPUTES

15.1	If a dispute or difference shall arise between the parties as to the interpretation of this Agreement or as to any matter or thing of whatsoever nature arising under or in connection with this Agreement, then the disputing party shall notify the other party in writing (“Notice of Dispute”). Upon receipt of the Notice of Dispute, the parties hereto shall be given 30 days to resolve the dispute and authorised representative of the relevant parties shall meet and try in good faith to resolve the dispute.

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15.2	If the dispute is not resolved within 30 days from the date of the Notice of Dispute (or such other extended period as may be mutually agreed by the parties) then the parties may refer the dispute for litigation and submit to the exclusive jurisdiction of the courts of Hong Kong.

16.	RENEGOTIATION

In the event that any fact and circumstance which may arise or be discovered which render this Agreement void under the applicable requirements or instructions of the relevant government authorities, the parties hereto agree to immediately renegotiate in good faith with a view to revising its terms and conditions for compliance with such requirements or instructions from the relevant government authorities and in case the parties fail to reach a compromise within 90 days from the commencement date of such negotiation or such period as may be mutually agreed by the parties or prescribed by the applicable government authorities, then either party may terminate this Agreement by giving to the other party 14 days written notice at any time after the expiration of the said negotiation period.

17.	NOTICES AND COMMUNICATIONS

Any notice or other communications required or contemplated by this Agreement shall be given in the English language by personal delivery or sent by a registered mail letter, by facsimile or email at the following respective addresses (or such other address as may be specified by either party to the other by written notice):

If to ELIXIR :

Address : Units 2B , 29/F., The Centrium, 60 Wyndham Street, Central, Hong Kong

Fax number : (852)-2521 0660

Contact Persons : Clarence Chung/ Andy Tsui

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Email Addresses : clarencechung@elixirgaming.com / andytsui@elixirgaming.com

If to the Guarantor :

Address : Units 2B , 29/F., The Centrium, 60 Wyndham Street, Central, Hong Kong

Fax number : (852)-2521 0660

Contact Persons : Clarence Chung/ Andy Tsui

Email Addresses : clarencechung@elixirgaming.com / andytsui@elixirgaming.com

If to the VENUE OWNER:

Address : Suite 2806, 28/F., Central Plaza, 18 Harbour Road, Wanchai, Hong Kong

Fax number : (852)-2523 5475

Contact Persons : Steve Cheng

Email Addresses : stevecheng@nagaworld.com

Any notice delivered or sent in accordance with this clause will be deemed to have been given and received:

(a)	if delivered by hand, upon receipt;
(b)	if posted within Hong Kong, 3 days after posting or if posted overseas, 7 days after posting;
(c)	if sent by facsimile transmission, upon confirmation of correct transmission of the facsimile and
(d)	if sent by email, the said email has to be sent to at least two contact persons of the receiving party and 24 hours after sending.

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18.	miscellaneous

18.1	This Agreement and its annexure are the complete and exclusive agreement between the parties with respect to the Machines operation and management at the Chinese Restaurant Area, superseding and replacing any and all prior representations, agreements, communications, and understandings (both written and oral and expressed or implied) regarding such subject matter . For the avoidance of doubt, all terms of the First Agreement and the Second Supplemental Agreement (subject to the modifications as set forth in the Costs Sharing Formula in Schedule B of this Agreement) shall remain in full force and effect.

18.2	If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force.

18.3	All headings to clauses herein are inserted for convenience only and shall not be interpreted or affect the construction of this Agreement. Words importing the singular number shall include the plural and vice versa and a gender shall include all genders and the neuter. The Recitals and Schedules attached hereto form part of this Agreement.

18.4	Unless required by law, regulation or gaming authority or the requirement of any stock exchange, each party agrees that it will not, issue any news release, public announcement, or advertisement relating to this Agreement or its subject matter, nor will it otherwise publicise this Agreement or its subject matter, without first obtaining the written approval of other party.

18.5	Time is of the essence in relation to all obligations and undertakings made under this Agreement.

19.	FORCE MAJEURE

Force Majerure shall include events beyond any party’s control and not owing to the default of either party and include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions. In case of any force majeure event resulting in the Chinese Restaurant Area cannot be operated for more than 60 consecutive days, then either party may by 15 days prior written notice to the other to terminate this Agreement PROVIDED THAT if the gaming operation of certain other areas of NagaWorld have not been affected by the said force majeure event, then the parties agree that :

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(a)	before the VENUE OWNER is entitled to give any termination notice pursuant to this clause, it shall first use its reasonable endeavours to make available such other area within NagaWorld of comparable size and location (the “Replacement Area”) for the purpose of housing and operating the Machines and shall seek ELIXIR’s consent thereto by way of written notice (the “Replacement Notice”);
(b)	if ELIXIR is agreeable to the Replacement Area, then the parties shall by separate written agreement to substitute the Replacement Area for the Chinese Restaurant Area and shall continue the slot operation there based on the same terms and conditions of this Agreement; and
(c)	if no Replacement Area is available after the VENUE OWNER has used its reasonable endeavours in searching for the same or if ELIXIR has not given its consent to the Replacement Area within 15 days from the Replacement Notice (in which case the proposed Replacement Area shall be deemed rejected by ELIXIR), then either party may then by 15 days prior written notice to terminate this Agreement.

20.	confidentiality

20.1	Each party (the “Receiving Party”) acknowledges that it may become acquainted with the confidential or proprietary data or information in connection with this Agreement of the other party (the “Disclosing Party”). For the purposes of this clause, confidential information shall include all the information provided to the Receiving Party or which may become known to the Receiving Party as a direct or indirect result of the performance by this Agreement, or otherwise in connection with this Agreement. The Disclosing Party’s confidential information shall include, without limitation, all the information that (i) by its nature would reasonably be considered of a confidential nature or due to the context in which the information was disclosed should have been reasonably known by the Receiving Party to be confidential or (ii) is identified as such by appropriate markings thereon or otherwise identified as confidential or proprietary at the time of disclosure (collectively, “Confidential Information”).

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20.2	Subject to law, regulation or gaming authority or the requirement of any stock exchange, the Receiving Party agrees to hold the Disclosing Party’s Confidential Information in confidence, to use same only if required for the performance of its obligations under this Agreement and to refrain from disclosing same to any third parties or to its own employees other than those (i) who reasonably need to know the same for the performance of this Agreement, (ii) who have been informed by the Receiving Party of the confidential nature of the information and (iii) who are bound by written confidentiality agreements with terms and conditions at least as stringent as the terms in this Agreement. The Receiving Party shall be liable for any use of such information by its employees or representatives in breach of this Agreement.

20.3	The Receiving Party agrees to use the same degree of care to protect the Disclosing Party’s Confidential Information as it would with respect to its own information of like importance which it does not desire to have published or disseminated, but in any event no less than reasonable care. If the Receiving Party faces legal action or is subject to legal proceedings requiring disclosure of the Disclosing Party’s Confidential Information, then, before disclosing any such Confidential Information, the Receiving Party will promptly notify the Disclosing Party and, upon the Disclosing Party’s request, cooperate with the Disclosing Party in contesting such request. This Clause shall remain in effect for a period of one (1) year after any termination of this Agreement; provided, however, that if any such Confidential Information is reasonably defined by the Disclosing Party as a trade secret, this Clause shall remain in effect for so long beyond that period as such Confidential Information continues to be a trade secret. All Confidential Information of the Disclosing Party shall remain the property of the Disclosing Party and shall be returned to it at its request.

IN WITNESS WHEREOF, the parties hereof caused this Agreement to be executed on the date first above written.

SIGNED by	)
)
for and on behalf of ELIXIR	)
Gaming Technologies	)
(Hong KONG) LIMITED	)
	)	/s/ Clarence Chung
Chief Executive Officer

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EXECUTED as a DEED by ELIXIR	)
GAMING TECHNOLOGIES, INC.	)
)
in the presence of :-)		Authorised Signatory

/s/ Clarence Chung
Chief Executive Officer

SIGNED by	)
)
for and on behalf of	)
NAGAWORLD LIMITED	)
in the presence of :-)
/s/ Steven Cheng
Chief Operating Officer

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Schedule A

location of

the Chinese Restaurant Area

The Chinese Restaurant Area is more particularly identified as the area highlighted in Yellow in the floor plan of Nagaworld attached hereto.

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Schedule B

The Costs Sharing Formula (as defined in Clauses 1.5 hereof)

In relation to ELIXIR, the applicable Costs Sharing Formula is :

(RC x 25% x OM/TM) + (RC x 20% x AM/TM)

In relation to the VENUE OWNER, the applicable Costs Sharing Formula is :

(RC x 75% x OM/TM) + (RC x 80% x AM/TM)

Whereas :

“RC”	means (a) the required contribution(s) to Marketing Fund for ELIXIR and the VENUE OWNER to share; and/ or (b) the relevant cost(s) (as set forth in Clauses 1.4 and 1.6) to be shared by ELIXIR and the VENUE OWNER;

“TM”	means the total number of electronic gaming machines (in terms of seats) placed by ELIXIR at the Original Area, the Additional Lobby Floor Area and the Chinese Restaurant Area(if applicable) as at the last day of the preceding calendar month;

“OM”	means the number of electronic gamig machines (in terms of seats) placed by ELIXIR, if any, at the Original Area as at the last day of the preceding calendar month; and

“AM”	means the number of electronic gaming machines (in terms of seats) placed by ELIXIR, if any, at the Additional Lobby Floor Area and the Chinese Restaurant Area (if applicable) as at the last day of the preceding calendar month.

With effect from the Commercial Commencement Date (as defined in Clause 14 above), the Costs Sharing Formula in this Schedule B (including the revised definitions of the terms “TM”, “OM” and “AM”, shall be read, construed and applied mutatis mutandis, to the First Agreement and the Second Supplemental Agreement and except for this, all terms of the First Agreement and the Second Supplemental Agreement shall remain in full force and effect.

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Schedule C

The Amenities Tariff (as defined in Clause 1.4(a) hereof)

			Original Area		Additional Lobby Floor Area and/or Chinese Restaurant Area
Item		Agreed Price	VENUE OWNER share	Elixir Share	VENUE OWNER Share	Elixir Share
No	Description	USD	USD	USD	USD	USD
1	Food Coupon	6	4.5	1.5	4.8	1.2
2	Fountain drinks, instant coffee, etc.	1.25	0.94	0.31	1	0.25
3	Fresh brewed coffee, juices, beers, canned soft drinks	3	2.25	0.75	2.4	0.6
4	SPA	50	37.50	12.50	40	10
5	Room	200	150	50	160	40
6	Gaming floor buffet (per cover cost)	3	2.25	0.75	2.4	0.6
7	Mineral water	1	0.75	0.25	0.8	0.2
8	Chinese tea	0.5	0.375	0.125	0.4	0.1
9	[Intentionally omitted]
10	Cigarettes and stationeries: based on actual procurement cost		75%	25%	80%	20%
11	Fusion buffet : 15% off selling price		75%	25%	80%	20%
12	A-la-carte at any outlets: 40% off menu			100%		100%
13	NagaWorld Taxi: 40% off the tariff			100%		100%
14	Entertainment, transportations, F&B spending outside NagaWorld			100%		100%

	Others
15	Office Space: Based on the current long staying rate : average at $90/days	2700	2025	675	506.25	168.75
16	Housekeeping: 1 PA per shift x 4 shifts a day / $80 x 4 (from 1 April)	320	240	60	45	11.25

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Schedule D

The Collection Procedure (as defined in Clause 3.2(a))

1.	On a daily basis around 7 a.m. every morning, the Venue Owner and Elixir representatives will collect cash stackers from the gaming machines at the Chinese Restaurant Area jointly.
2.	All cash stackers shall be pre-numbered and the stacker keys shall always be kept by the Elixir representatives.
3.	The stackers will be placed into trolley secured by locks and sequentially counted to ensure the completeness of cash stacker collection. When the trolley reaches the cash count room (as defined below), the number of cash stackers pulled out shall be confirmed and signed off by Elixir representative.
4.	Venue Owner will provide a designated secured location which must equipped with CCTV surveillance systems and such other reasonable security measures (the location of which to be approved by Elixir, such approval not to be unreasonably withheld) at the ground floor of NagaWorld (the “cash count room”) for the cash counting process at around 8 a.m. every morning.
5.	All cash stackers will be transported to the cash count room in presence of the representatives from the Venue Owner and Elixir.
6.	At least two Elixir representatives together with the Venue Owner personnel will conduct the cash count process jointly.
7.	The cash stackers will first be opened by the Elixir representatives and the bills will then be counted by the Venue Owner personnel twice to verify the accuracy of cash count.
8.	The amount will be recorded to the Daily Cash Collection Report by each machine or stacker number.
9.	All hundred dollar denominated bills will be tested by the bill verification machines in the presence of both Venue Owner and Elixir treasury personnel. Any counterfeit notes will be documented in the Daily Cash Collection Report and deducted from the gross net win calculation. This sign off by both parties is final and no changes could be made to the results afterward. For the avoidance of doubt, in the case of discovery of counterfeit notes or coins, the responsibility or the apportionment of loss between the Venue Owner and Elixir shall be discussed and approved by the Machines Operation Committee on a case by case basis.

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10.	After all stackers are opened and the cash count is completed, the Venue Owner personnel will sum up the total actual cash bills in for the day and the calculation will be verified by the Elixir representative.
11.	The cash count process shall be completed before 1:00 p.m. in the afternoon on a daily basis and the Daily Collection Report will be reviewed and signed off by both the Venue Owner and Elixir treasury personnel.
12.	The Venue Owner will provide Elixir a Cancelled Credit Report with supporting vouchers by 10:00 a.m. every day. The Cancelled Credit Report shall contain information on (i) the winnings (including but not limited to jackpot, if applicable) paid out and (ii) if applicable, all amounts deposited into the Machines at the Chinese Restaurant Area by the Venue Owner to ensure there are a reasonably sufficient number of coins to pay out the winnings, during the same day
13.	The Elixir representative will review the supporting vouchers to verify the accuracy of the actual cash payout. If discrepancies cannot be resolved before the daily cash settlement, any adjustments will be discussed and if applicable, made by the Machines Operation Committee at a later day. Any unresolved discrepancies shall not affect or hinder the daily cash settlement process.
14.	The daily settlement shall occur on or before 2:00 p.m. in the afternoon. The Daily Gross Win shall equal to the total cash collected reduced by the actual cash payout; the reasonable amount of coins deposited based on the Cancelled Credit Report; and any negative Daily Gross Win of the immediate preceding day. The calculation of the Daily Gross Win will be reviewed and signed off by both the Venue Owner and Elixir representatives.
15.	On a daily basis, Elixir authorized representative shall collect the entire amount of Daily Gross Win (which is applicable at any time on and prior to the Gross Win Receipt Date) OR 20% of Daily Gross Win (which is applicable commencing from the day immediately after the Gross Win Receipt Date), directly out from the cash collection amount right after the calculation has been signed off in accordance with Clause 3.2 of this Agreement.
16.	The Venue Owner shall not be entitled to make any counterclaim or set-off on the amount of Daily Gross Win to be collected by Elixir in accordance with paragraph 15 above. Any costs or payment payable by Elixir pursuant to Clause 1.5 or 1.6 of the Agreement shall be separately settled by Elixir.

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17.	If on or before 2:00 pm in the afternoon, the Venue Owner fails to provide the Cancelled Credit Report for a particular day for whatever reason, or if the parties fail, for whatever reason, agree on and sign off the calculation of the Daily Gross Win, then the parties shall use the amount of the Daily Gross Win of the immediate preceding day on which the parties have agreed and signed off as benchmark (the “Benchmark Amount”) and Elixir shall be entitled to collect the Benchmark Amount (or the relevant portion thereof in accordance with paragraph 15 above and Clause 3.2 of this Agreement) as a substitute for the Daily Gross Win for that day. Any reconciliation of difference between the Benchmark Amount and the actual Daily Gross Win of the relevant day and the corresponding settlement between the parties shall be performed by the parties as soon as reasonably practicable but in any case during the next following calendar day.
18.	Without prejudice to paragraph 17 above, in case there are any problem in the daily cash count or if the settlement process cannot be completed with the same day, the Venue Owner shall first notify the CEO or the Finance Director of Elixir by phone or email immediately.
19.	For the avoidance of doubt, all references to hours of a day in this Schedule are referring to the hours within the same calendar day. References to times in this Schedule are to Cambodia times.
20.	Notwithstanding anything to the contrary contained in this Agreement, if there is a negative Daily Gross Win for a particular day, ELIXIR shall not under any circumstance be required to share any operating loss of the Machines at the Chinese Restaurant Area. However, operating loss of the Machines at the Chinese Restaurant Area (or negative Daily Gross Win) in any preceding day shall be carried forward or taken into account in calculation of the Daily Gross Win of the relevant day.

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Schedule E

Option Deed (as provided in Clause 5.3(b) hereof)

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